FOR IMMEDIATE RELEASE

   July 5, 2011

               Contact:   Susan M. Jordan

         732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, July 5, 2011…...........Eugene W. Landy, Chairman of the Board of UMH Properties, Inc. (NYSE Amex:UMH) announced that, on July 5, 2011, the Board of Directors declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable September 15, 2011 to shareholders of record at the close of business August 15, 2011.  The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also on July 5, 2011, the Board of Directors declared a dividend for the period commencing May 26, 2011 and ending August 31, 2011, of $.55 per share on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable September 15, 2011 to shareholders of record at the close of business on August 15, 2011.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

UMH Properties, Inc., a publicly-owned REIT, owns and operates thirty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

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